Exhibit 99.1

Signet Jewelers Reports Excellent Fourth Quarter and Fiscal 2016 Financial Results

EPS: Fourth Quarter Up Over 20%; Fiscal 2016 Up Nearly 24%

Company Initiates First Quarter Guidance and Establishes Annual Earnings Guidance

HAMILTON, Bermuda--(BUSINESS WIRE)--March 24, 2016--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks (“fourth quarter Fiscal 2016”) and 52 weeks ("Fiscal 2016") ended January 30, 2016.

Highlights:

  Annual total sales of $6.55 billion increased 14.2%.
  Fiscal 2016 same store sales increased 4.1%; diluted earnings per share (“EPS”) grew nearly 24%; adjusted EPS grew nearly 22%.
  Fourth quarter same store sales increased 4.9%; EPS grew over 20%; adjusted EPS grew over 18%.
  Increased three-year net synergy target due to strong integration progress to a range of $225 million - $250 million, nearly a 50% increase (February 1, 2015 through January 31, 2018), with the majority of the remaining synergies to be realized in the 52 weeks ending January 28, 2017 ("Fiscal 2017").

Mark Light, Chief Executive Officer of Signet Jewelers, said, “Signet had an excellent finish to another strong year with annual sales of $6.55 billion and comp sales growth of 4.1%. Once again, we delivered strong top and bottom line growth with results driven by product innovation; targeted marketing; and supported by delivering superior customer service by the best store teams in retail. These and many other competitive strengths such as a diversified real estate portfolio, customer finance programs, and custom jewelry and repair continue to position Signet long term as a profitable growth company in the specialty retail sector.

"The integration of Zale continues to go well, and we remain confident in our recently raised synergies. We see an expanded and accelerated level of financial contribution from the deep pipeline of initiatives our teams are working on to unleash the long term potential of a fully integrated Signet. We remain committed to maintaining profitable growth while balancing investment back into the business with shareholder return.

“As we start our new fiscal year, we are pleased with our progress quarter to date as indicated by the financial guidance we have provided. In Fiscal 2017, we will continue our disciplined execution of our focused strategies that include our omni-channel approach to customer service; product innovation and fresh line extensions; and maximizing the effectiveness of marketing through the use of customer segmentation research. All of these efforts combined with an accelerated pace of store openings give us confidence in achieving another year of significant EPS growth, as evidenced by our newly-initiated annual guidance.

“I want to thank all Signet team members for their contributions to our results and for all their hard work in delivering the fourth quarter and Fiscal 2016.”

EPS Analysis:

Fourth quarter EPS was $3.42. Fourth quarter Adjusted EPS was $3.63. Weighted average shares outstanding were 79.4 million. Adjusted EPS can be reconciled to EPS as follows:

	Adjustments
Adjusted EPS[1]	Purchase accounting	Transaction/Integration	EPS
$3.63	$(0.06)	$(0.15)	$3.42

Fiscal 2016 EPS was $5.87. Fiscal 2016 Adjusted EPS was $6.86. Weighted average shares outstanding were 79.7 million. Adjusted EPS can be reconciled to EPS as follows:

	Adjustments
Adjusted EPS[1]	Purchase accounting	Transaction/Integration	EPS
$6.86	$(0.21)	$(0.78)	$5.87
1.	Throughout this release, Signet uses adjusted metrics which adjust for purchase accounting and transaction/integration costs in relation to the Zale acquisition and in relation to Signet integration. See non-GAAP reconciliation tables. Adjusted EPS is a non-GAAP measure and is defined as EPS adjusted for the impact of purchase accounting and transaction/integration costs. Purchase accounting includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Transaction and integration costs are severance and consulting costs associated with an acceleration of organizational changes and information technology ("I/T") implementations to drive synergies.

Financial Guidance:

Signet is initiating annual earnings guidance along with its customary quarterly guidance. The establishment of annual guidance is to more effectively communicate the impact and timing that the upwardly revised synergies are expected to have. In addition, to foster a more long-term view of its model, Signet intends to continue with annual earnings guidance in lieu of quarterly earnings guidance after Fiscal 2017.

13 Weeks Ended April 30, 2016 ("First Quarter Fiscal 2017")
Same store sales	3% to 4%
EPS	$1.80 to $1.87
Adjustments (purchase accounting and transaction/integration costs)	($0.10) to ($0.08)
Adjusted EPS	$1.90 to $1.95

First quarter Fiscal 2017 weighted average shares outstanding are anticipated to be 78.8 million based upon approximately $125 million of share repurchases.

Fiscal 2017
Same store sales	3.0% to 4.5%
EPS	$7.88 to $8.23
Adjustments (purchase accounting and transaction/integration costs)	($0.37) to ($0.32)
Adjusted EPS	$8.25 to $8.55

Effective tax rate	Approximately 28%
Capital expenditures	$315 million to $365 million
Net selling square footage growth	3.0% to 3.5%
Net synergies	$158 million to $175 million

Capital expenditures will be driven primarily by new Kay and Jared stores, store remodels, and I/T to support global implementations. The higher level of capital expenditures over Fiscal 2016 is in part due to an increase in forecasted new store growth. Our current estimated net selling square footage growth of 3.0% to 3.5% (4.0% to 4.5% when excluding regional closures) is greater than previous guidance of 2.0% to 3.0%. Most of Signet’s new square footage growth is slated for real estate venues other than enclosed malls.

Fiscal 2017 Store and Kiosk Changes
Net selling
	Gross locations	Net locations	square feet
Kay Jewelers	+60 to +70	+55 to +65	+7% to 8%
Jared	+8 to +12	+6 to +10	+3% to 4%
Zales	+30 to +35	+15 to +20	+2% to 3%
Peoples	0 to +3	~0	~0
Regional stores in total	0	-45 to -50	-10% to -11%
Piercing Pagoda	+35 to +40	+20 to +30	+1% to +2%
H.Samuel	+12 to +15	+10 to +12	+1% to +2%
Ernest Jones	0 to +3	~0	~0
Signet Total	+145 to +178	+61 to +87	+3.0% to +3.5%

Fourth Quarter Fiscal 2016 Sales Highlights:

Signet's total sales were $2,392.6 million, up $116.2 million or 5.1%, compared to $2,276.4 million in the 13 weeks ended January 31, 2015 ("fourth quarter Fiscal 2015"). Same store sales increased 4.9% compared to an increase of 4.2% in the fourth quarter Fiscal 2015 driven primarily by diamond fashion jewelry. E-commerce sales in the fourth quarter were $166.3 million, up $16.7 million or 11.2% compared to $149.6 million in the fourth quarter Fiscal 2015. By operating segment:

  Sterling Jewelers' same store sales increased 5.0%. Average transaction value increased 6.0% and the number of transactions decreased 2.3%. This was driven principally by strong sales of diamond fashion jewelry.
  Zale Jewelry's same store sales increased 4.4%. Average transaction value increased 6.2%, while the number of transactions decreased 2.1%. This was driven principally by strong sales of diamond fashion jewelry and bridal.
  Piercing Pagoda's same store sales increased 6.4%. Average transaction value increased 10.0%, while the number of transactions decreased 2.7%. This was driven principally by strong sales of 14 kt. gold and diamond jewelry.
  UK Jewelry's same store sales increased 4.7%. Average transaction value increased 3.7% and the number of transactions increased 1.1%. This was driven principally by strong sales of diamond jewelry and prestige watches.

Sales change from previous year
		Non-same	Total sales
	Same	store	at constant	Exchange
Fourth quarter	store	sales,	exchange	translation	Total	Total sales
Fiscal 2016	sales[1]	net[2]	rate[3]	impact	sales	(in millions)

Kay	7.4%	1.7%	9.1%	—%	9.1%	$940.8
Jared	1.4%	3.9%	5.3%	—%	5.3%	$439.5
Regional brands	(1.8)%	(5.8)%	(7.6)%	—%	(7.6)%	$72.2
Sterling Jewelers division	5.0%	1.9%	6.9%	—%	6.9%	$1,452.5
Zales Jewelers	6.3%	1.7%	8.0%	—%	8.0%	$461.2
Gordon’s Jewelers	(7.5)%	(8.1)%	(15.6)%	—%	(15.6)%	$27.1
Zale US Jewelry	5.4%	0.9%	6.3%	—%	6.3%	$488.3
Peoples Jewellers	0.3%	0.9%	1.2%	(15.6)%	(14.4)%	$77.0
Mappins	(7.6)%	(2.4)%	(10.0)%	(14.0)%	(24.0)%	$11.7
Zale Canada Jewelry	(0.8)%	0.4%	(0.4)%	(15.4)%	(15.8)%	$88.7
Zale Jewelry	4.4%	0.8%	5.2%	(3.0)%	2.2%	$577.0
Piercing Pagoda	6.4%	1.9%	8.3%	—%	8.3%	$78.1
Zale division	4.7%	0.9%	5.6%	(2.7)%	2.9%	$655.1
H.Samuel	3.0%	0.6%	3.6%	(4.2)%	(0.6)%	$151.2
Ernest Jones	6.6%	2.1%	8.7%	(4.3)%	4.4%	$131.4
UK Jewelry division	4.7%	1.2%	5.9%	(4.2)%	1.7%	$282.6
Other segment	—%	nm	nm	—%	nm	$2.4
Signet	4.9%	1.5%	6.4%	(1.3)%	5.1%	$2,392.6
Adjusted Signet[3]						$2,397.8
Notes:	1=For stores open for at least 12 months.	2=For stores not open in the last 12 months.	3=Non-GAAP measure.	nm = not meaningful

Fourth quarter Fiscal 2016 Financial Highlights:

Gross margin was $1,016.0 million or 42.5% of sales, up 240 basis points versus prior year. Adjusted gross margin rate was 42.6%, up 170 basis points, from fourth quarter Fiscal 2015. The higher adjusted gross margin rate was favorably impacted by gross margin synergies including sourcing and discount controls related mostly to the Zale division, as well as favorable commodity costs and leverage on store occupancy costs.

  Sterling Jewelers gross margin dollars increased $57.4 million compared to prior year fourth quarter. The gross margin rate increased 120 basis points due to improved merchandise margins and leverage on store occupancy.
  In the Zale division, gross margin dollars increased $41.8 million compared to prior year fourth quarter. Included in gross margin were purchase accounting adjustments totaling $4.7 million in current year fourth quarter compared to $24.8 million in prior year. Adjusted gross margin dollars in the Zale division increased $21.7 million compared to the prior year fourth quarter. The adjusted gross margin rate increased 270 basis points, as synergies favorably affected merchandise margins, distribution costs and store occupancy.
  Gross margin dollars in the UK Jewelry division increased $4.0 million compared to prior year fourth quarter, and the gross margin rate increased 80 basis points. The gross margin rate expansion was driven principally by leverage on store occupancy.

Selling, general, and administrative expense ("SGA") was $686.6 million or 28.7% of sales compared to $634.5 million or 27.9% of sales in fourth quarter Fiscal 2015. Included in SGA are transaction and integration-related costs of $19.1 million and purchase accounting expense adjustments of $1.5 million. Transaction and integration costs are principally related to severance, consulting, and I/T implementation costs related to global systems solutions to drive synergies.

  Fourth quarter Fiscal 2016 adjusted SGA was $666.0 million or 27.8% of sales compared to $629.3 million or 27.5% in the prior year. The 30 basis point increase in SGA rate was driven primarily by an increase in central costs associated with higher I/T recurring expense; product research & development; and standardization of employee compensation among North America divisions. Partially offsetting these higher central costs were leverage on advertising and store payroll.

Other operating income was $63.7 million compared to $54.1 million in the prior year fourth quarter, up $9.6 million or 17.7%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

In the fourth quarter, Signet's operating income was $393.1 million or 16.4% of sales compared to $331.7 million or 14.6% of sales in prior year fourth quarter. Included in operating income were purchase accounting adjustments of $6.2 million and transaction and implementation costs of $19.1 million. Adjusted operating income was $418.4 million or 17.4% of adjusted sales compared to $361.7 million or 15.8% of sales in prior year fourth quarter. By division:

	Fourth Quarter Fiscal 2016		Fourth Quarter Fiscal 2015
(in millions)	$	% of sales	$	% of sales
Sterling Jewelers division	$305.4	21.0%	$260.0	19.1%
Zale division[1]	63.0	9.6%	36.1	5.7%
UK Jewelry division	57.8	20.5%	53.8	19.4%
Other[2]	(33.1)	nm	(18.2)	nm
1.	Zale division includes net operating loss impact of $6.2 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division’s operating income was $69.2 million or 10.6% of sales. The Zale division operating income included $54.2 million from Zale Jewelry or 9.4% of sales and $8.8 million from Piercing Pagoda or 11.3% of sales. In the prior year fourth quarter, Zale division includes net operating loss impact of $20.8 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division’s operating income was $56.9 million or 8.7% of sales. The Zale division operating income included $32.8 million from Zale Jewelry or 5.8% of sales and $3.3 million from Piercing Pagoda or 4.6% of sales.
2.	Other includes $19.1 million and $9.2 million of transaction-related and integration expenses in Fiscal 2016 and 2015, respectively. Transaction and integration costs include expenses associated with legal, tax, accounting, consulting and severance.
nm	Not meaningful

Income tax expense was $109.1 million compared to $95.8 million in the prior year fourth quarter. The Fiscal 2016 effective tax rate was 28.9% driven by pre-tax earnings mix by jurisdiction and the $34.2 million appraisal rights legal settlement in August which is not deductible for tax purposes.

Credit

Net accounts receivable were $1,756.4 million, up 12.0% compared to $1,567.6 million as of January 31, 2015 driven primarily by higher credit penetration rate combined with higher average purchase.

Regarding in-house credit, Michele Santana, Signet Chief Financial Officer, said, "Our consistency in underwriting is informed by our deep history of borrower behavior data which provides insights into payment patterns where customers have an emotional connection with their jewelry purchases. This provides us with a unique ability to underwrite effectively, capture incremental profitable sales, and develop lifetime customer relationships.

"Our use of the recency aging method optimizes collections and is aligned with our lending terms which require a qualifying payment defined as at least 75% of the scheduled monthly minimum payment and increases with delinquency level. It is important to understand that regardless of aging method, the balance sheet and income statement will yield the same result under US GAAP, as receivables must be stated at the net realizable value.

Michele Santana continued, "We see stable trends in our lending and credit metrics for which our average FICO portfolio score has been in a consistent range for numerous years. Our in-house credit finance is designed for rapid repayment and turns over on average in nine months. We continue to be confident in our credit portfolio performance and the competitive advantages associated with our in-house program."

The Company expanded its disclosures in its SEC Form 10-K related to underwriting, credit monitoring, collections, and portfolio aging.

The Sterling Jewelers in-house credit participation rate was 61.5% for Fiscal 2016 compared to 60.5% for Fiscal 2015 which increased credit sales by 7.6%. For the year, finance charge income was $252.5 million and net bad debt was $190.5 million -- a favorable difference of $62.0 million. This was favorable to the prior year by $4.1 million.

The Sterling Jewelers in-house credit participation rate was 58.7% in fourth quarter Fiscal 2016 compared to 58.3% in fourth quarter Fiscal 2015 which increased credit sales by 7.7%. For the fourth quarter, finance charge income was $63.9 million and net bad debt was $60.0 million -- a favorable difference of $3.9 million. This was favorable to the prior year by $1.6 million.

Cash and Stock Repurchase

Cash and cash equivalents were $137.7 million compared to $193.6 million as of January 31, 2015. The lower cash position was primarily due to share repurchases partially offset by favorable cash provided by operating activities.

In Fiscal 2016, Signet repurchased $130.0 million worth of its stock, or 1,018,568 shares at an average cost of $127.63 per share. As of January 30, 2016, there was $135.6 million remaining under Signet’s 2013 share repurchase authorization program. The board of directors has also authorized a $750 million program with no expiration which was announced February 29, 2016.

Other Balance Sheet Highlights

Net inventories were $2,453.9 million, up 0.6% compared to $2,439.0 million at the end of the prior year. The increase was significantly lower than sales growth due to strong inventory management.

Long term debt was $1,328.7 million compared to $1,363.8 million in the prior year period. Long term debt is entirely representative of the financing of the Zale acquisition. Signet's credit programs are self-funded and therefore not vulnerable to rising interest rates, as the primary value of the program is in the facilitation of jewelry sales not the spread on rates.

Signet remains committed to its capital allocation policy initiated March 26, 2015. Signet’s strong balance sheet allows it to execute on its strategic priorities, invest in the business, and then return excess cash to shareholders while ensuring adequate liquidity and maintaining its investment grade rating. Signet plans to distribute 70% to 80% of annual free cash flow in the form of stock repurchases or dividends, assuming no other strategic uses of capital.

Signet has a diversified real estate portfolio. Based upon sales, slightly more than half of Signet’s selling square footage is in enclosed malls and nearly half is in a variety of other real estate types. On January 30, 2016, Signet had 3,625 stores totaling 4.97 million square feet of selling space. Compared to prior year, store count increased by 46 and square feet of selling space increased 3.3%.

Store count	Jan 31, 2015	Openings	Closures	Jan 30, 2016
Kay	1,094	42	(7)	1,129
Jared	253	18	(1)	270
Regional brands	157	—	(16)	141
Sterling Jewelers division	1,504	60	(24)	1,540
Zales	716	24	(10)	730
Gordons	69	—	(10)	59
Peoples	144	2	(1)	145
Mappins	43	—	—	43
Total Zale Jewelry	972	26	(21)	977
Piercing Pagoda	605	12	(12)	605
Zale division	1,577	38	(33)	1,582
H.Samuel	302	2	(3)	301
Ernest Jones	196	8	(2)	202
UK Jewelry division	498	10	(5)	503
Signet	3,579	108	(62)	3,625

Dividends:

Reflecting the Board's confidence in the strength of the business, the Company's ability to invest in growth initiatives, and the Board's commitment to building long-term shareholder value, an 18% increase in the quarterly cash dividend from $0.22 to $0.26 per Signet Common Share was declared for the first quarter of Fiscal 2017 payable on May 27, 2016 to shareholders of record on April 29, 2016, with an ex-dividend date of April 27, 2016.

Executive Share Ownership

Signet's board of directors approved increased share ownership requirements for executives. These increased shareholding requirements, fully supported by executive management, reinforce Signet's commitment to long-term growth and further align the interests of executives with the interests of Signet shareholders.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are:

Dial-in:	1-647-788-4901	Access code: 52758129

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2016 Annual Report on Form 10-K filed with the SEC on March 24, 2016. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

The below tables reflect the impact of costs associated with the acquisition of Zale Corporation. Management finds the information useful to analyze the results of the business excluding these items in order to appropriately evaluate the performance of the business without the impact of significant and unusual items. Management views acquisition-related impacts as events that are not necessarily reflective of operational performance during a period. In particular, management believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Non-GAAP Reconciliation for the fourth quarter ended January 30, 2016 (in mil. of $ except per share data)
				Transaction/
			Purchase	Integration
	Adjusted Signet		Accounting[1]	Costs[2]	Signet
Sales	2,397.8	100.0%	(5.2)	—	2,392.6	100.0%
Cost of sales	(1,377.1)	(57.4)%	0.5	—	(1,376.6)	(57.5)%
Gross margin	1,020.7	42.6%	(4.7)	—	1,016.0	42.5%
Selling, general and administrative expenses	(666.0)	(27.8)%	(1.5)	(19.1)	(686.6)	(28.7)%
Other operating income, net	63.7	2.6%	—	—	63.7	2.6%
Operating income (loss)	418.4	17.4%	(6.2)	(19.1)	393.1	16.4%
Interest expense, net	(12.1)	(0.5)%	—	—	(12.1)	(0.5)%
Income (loss) before income taxes	406.3	16.9%	(6.2)	(19.1)	381.0	15.9%
Income taxes	(117.8)	(4.9)%	1.8	6.9	(109.1)	(4.5)%
Net income (loss)	288.5	12.0%	(4.4)	(12.2)	271.9	11.4%
Earnings per share – diluted	3.63		(0.06)	(0.15)	3.42
1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to Signet’s Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment resulted in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the amortization of acquired intangibles.
2.	Transaction/Integration costs include integration expenses associated with information technology implementations and consulting as well as severance costs to drive synergies. These costs are included within Signet's Other segment.

Non-GAAP Reconciliation for the fourth quarter ended January 31, 2015 (in mil. of $ except per share data)
				Transaction/
			Purchase	Integration
	Adjusted Signet		Accounting[1]	Costs[2]	Signet
Sales	2,289.2	100.0%	(12.8)	—	2,276.4	100.0%
Cost of sales	(1,352.3)	(59.1)%	(12.0)	—	(1,364.3)	(59.9)%
Gross margin	936.9	40.9%	(24.8)	—	912.1	40.1%
Selling, general and administrative expenses	(629.3)	(27.5)%	4.0	(9.2)	(634.5)	(27.9)%
Other operating income, net	54.1	2.4%	—	—	54.1	2.4%
Operating income (loss)	361.7	15.8%	(20.8)	(9.2)	331.7	14.6%
Interest expense, net	(10.7)	(0.5)%	2.8	—	(7.9)	(0.4)%
Income (loss) before income taxes	351.0	15.3%	(18.0)	(9.2)	323.8	14.2%
Income taxes	(105.4)	(4.6)%	6.8	2.8	(95.8)	(4.2)%
Net income (loss)	245.6	10.7%	(11.2)	(6.4)	228.0	10.0%
Earnings per share – diluted	3.06		(0.14)	(0.08)	2.84
1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to Signet’s Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the Acquisition. The acquisition accounting adjustment resulted in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the Acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $32.2 million and amortization expense of intangibles.
2.	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting and consulting expenses. These costs are included within Signet's Other segment.

Condensed Consolidated Income Statements
	13 weeks ended		52 weeks ended
	January 30,	January 31,	January 30,	January 31,
(in millions, except per share amounts)	2016	2015	2016	2015
Sales	$2,392.6	$2,276.4	$6,550.2	$5,736.3
Cost of sales	(1,376.6)	(1,364.3)	(4,109.8)	(3,662.1)
Gross margin	1,016.0	912.1	2,440.4	2,074.2
Selling, general and administrative expenses	(686.6)	(634.5)	(1,987.6)	(1,712.9)
Other operating income, net	63.7	54.1	250.9	215.3
Operating income	393.1	331.7	703.7	576.6
Interest expense, net	(12.1)	(7.9)	(45.9)	(36.0)
Income (loss) before income taxes	381.0	323.8	657.8	540.6
Income taxes	(109.1)	(95.8)	(189.9)	(159.3)
Net income (loss)	271.9	228.0	467.9	381.3
Basic earnings (loss) per share	$3.43	$2.85	$5.89	$4.77
Diluted earnings (loss) per share	$3.42	$2.84	$5.87	$4.75
Basic weighted average common shares outstanding	79.2	79.9	79.5	79.9
Diluted weighted average common shares outstanding	79.4	80.2	79.7	80.2
Dividends declared per share	$0.22	$0.18	$0.88	$0.72

Condensed Consolidated Balance Sheets
	January 30,	January 31,
(in millions, except par value per share amount)	2016	2015
Assets
Current assets:
Cash and cash equivalents	137.7	193.6
Accounts receivable, net	1,756.4	1,567.6
Other receivables	84.0	63.6
Other current assets	154.4	137.2
Income taxes	3.5	1.8
Inventories	2,453.9	2,439.0
Total current assets	4,589.9	4,402.8
Non-current assets:
Property, plant and equipment, net	727.6	665.9
Goodwill	515.5	519.2
Intangible assets, net	427.8	447.1
Other assets	162.3	140.0
Deferred tax assets	—	2.3
Retirement benefit asset	51.3	37.0
Total assets	6,474.4	6,214.3
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	59.5	97.5
Accounts payable	269.1	277.7
Accrued expenses and other current liabilities	498.3	482.4
Deferred revenue	260.3	248.0
Income taxes	65.7	86.9
Total current liabilities	1,152.9	1,192.5
Non-current liabilities:
Long-term debt	1,328.7	1,363.8
Other liabilities	230.5	230.2
Deferred revenue	629.1	563.9
Deferred tax liabilities	72.5	53.5
Total liabilities	3,413.7	3,403.9
Commitments and contingencies
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 79.4 shares outstanding (2015: 80.3 outstanding)	15.7	15.7
Additional paid-in capital	279.9	265.2
Other reserves	0.4	0.4
Treasury shares at cost: 7.8 shares (2015: 6.9 shares)	(495.8)	(370.0)
Retained earnings	3,534.6	3,135.7
Accumulated other comprehensive loss	(274.1)	(236.6)
Total shareholders’ equity	3,060.7	2,810.4
Total liabilities and shareholders’ equity	6,474.4	6,214.3

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	13 weeks ended		52 weeks ended
	January 30,	January 31,	January 30,	January 31,
(in millions)	2016	2015	2016	2015
Cash flows from operating activities:
Net income	271.9	228.0	467.9	381.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45.8	44.9	175.3	149.7
Amortization of unfavorable leases and contracts	(4.1)	(8.9)	(28.7)	(23.7)
Pension benefit	—	(0.6)	—	(2.4)
Share-based compensation	4.6	1.4	16.4	12.1
Deferred taxation	17.0	(15.4)	25.0	(47.6)
Excess tax benefit from exercise of share awards	(1.8)	(4.1)	(6.9)	(11.8)
Amortization of debt discount and issuance costs	1.0	0.9	3.6	7.4
Other non-cash movements	0.9	2.0	3.6	2.7
Changes in operating assets and liabilities:	—
Increase in accounts receivable	(306.1)	(276.4)	(189.8)	(194.6)
Increase in other receivables and other assets	(45.7)	(13.1)	(44.1)	(18.0)
(Increase) decrease in other current assets	(13.7)	1.2	(26.5)	(35.5)
Decrease (increase) in inventories	243.3	199.5	(46.0)	(121.6)
(Decrease) increase in accounts payable	(100.0)	(109.2)	(6.4)	23.7
Increase in accrued expenses and other liabilities	112.3	79.8	51.8	64.8
Increase in deferred revenue	51.3	73.1	76.3	102.3
Increase (decrease) in income taxes payable	78.4	105.1	(25.7)	(1.6)
Pension plan contributions	(0.5)	(1.0)	(2.5)	(4.2)
Net cash provided by operating activities	354.6	307.2	443.3	283.0
Investing activities
Purchase of property, plant and equipment	(55.7)	(55.1)	(226.5)	(220.2)
Purchase of available-for-sale securities	(2.4)	(1.5)	(6.2)	(5.7)
Proceeds from sale of available-for-sale securities	0.4	—	4.0	2.5
Acquisition of Zale Corporation, net of cash acquired	—	—	—	(1,429.2)
Net cash used in investing activities	(57.7)	(56.6)	(228.7)	(1,652.6)
Financing activities
Dividends paid	(17.5)	(14.5)	(67.1)	(55.3)
Proceeds from issuance of common shares	1.7	1.9	5.0	6.1
Excess tax benefit from exercise of share awards	1.8	4.1	6.9	11.8
Proceeds from senior notes	—	—	—	398.4
Proceeds from term loan	—	—	—	400.0
Repayments of term loan	(7.5)	(5.0)	(25.0)	(10.0)
Proceeds from securitization facility	565.0	517.9	2,303.9	1,941.9
Repayments of securitization facility	(565.0)	(517.9)	(2,303.9)	(1,341.9)
Proceeds from revolving credit facility	139.0	115.0	316.0	260.0
Repayments of revolving credit facility	(286.0)	(260.0)	(316.0)	(260.0)
Payment of debt issuance costs	—	—	—	(20.5)
Repurchase of common shares	(18.1)	—	(130.0)	(29.8)
Net settlement of equity based awards	—	(0.3)	(8.3)	(18.4)
Principal payments under capital lease obligations	(0.2)	(0.3)	(1.0)	(0.8)
Proceeds from (repayment of) short-term borrowings	(45.6)	18.6	(47.1)	39.4
Net cash (used in) provided by financing activities	(232.4)	(140.5)	(266.6)	1,320.9
Cash and cash equivalents at beginning of period	77.2	87.6	193.6	247.6
Decrease in cash and cash equivalents	64.5	110.1	(52.0)	(48.7)
Effect of exchange rate changes on cash and cash equivalents	(4.0)	(4.1)	(3.9)	(5.3)
Cash and cash equivalents at end of period	137.7	193.6	137.7	193.6

CONTACT:
Signet Jewelers
Investors:
James Grant, VP Investor Relations, +1-330-668-5412
or
Media:
David Bouffard, VP Corporate Affairs, +1-330-668-5369